Exhibit 99.1

Sizeler Announces Retention of Wachovia Capital Markets, LLC to Assist in Seeking Strategic Alternatives

NEW ORLEANS, Jan. 10/PRNewswire/ -- Sizeler Property Investors, Inc. (the "Company") (NYSE:SIZ) announced that it has retained Wachovia Capital Markets, LLC as its exclusive financial advisor to assist the Company in analyzing potential strategic alternatives including a sale of the Company or its assets in one or more transactions, a merger or other business combination with another entity, a recapitalization, reorganization or restructuring of the Company.

Mark M. Tanz, the non-executive Chairman of the Board of the Company, stated that "we look forward to working with Wachovia in our efforts to maximize shareholder value through the pursuit of various strategic alternatives." Mr. Tanz further stated "no timetable has been set for consummating one or more of these strategic alternatives."

Sizeler Property Investors, Inc. is an equity real estate investment trust
(REIT) that invests in retail and apartment properties in the southeastern United States. The Company currently owns thirty-one properties -- seventeen in Louisiana, ten in Florida and four in Alabama. The Company's properties consist of three regional enclosed malls, thirteen retail shopping centers and fifteen apartment communities.

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FORWARD LOOKING STATEMENT

This release made by the Company may contain certain forward-looking statements that are subject to risk and uncertainty. In this regard, there can be no assurance that the Company will be successful in entering into strategic transactions or, the nature of such a strategic transaction. Investors and potential investors in the Company's securities are cautioned that a number of factors could adversely affect the Company and cause actual results to differ materially from those in the forward-looking statements, including, but not limited to (a) the inability to lease current or future vacant space in the Company's properties; (b) decisions by tenants and anchor tenants who own their space to close stores at properties; (c) the inability of tenants to pay rent and other expenses; (d) tenant financial difficulties; (e) general economic and world conditions, including threats to the United States homeland from unfriendly factions; (f) decreases in rental rates available from tenants; (g) increases in operating costs at properties; (h) increases in corporate operating costs associated with new regulatory requirements; (i) lack of availability of financing for acquisition, development and rehabilitation of properties; (j) force majeure as it relates to construction and renovation projects; (k) possible dispositions of mature properties since the Company is continuously engaged in the examination of the various lines of business; (l) increases in interest rates; (m) a general economic downturn resulting in lower retail sales and causing downward pressure on occupancies and rents at retail properties; (n) forces of nature; (o) the adverse tax consequences if the Company were to fail to qualify as a REIT in any taxable year; and (p) inability of the Company to implement its strategic initiatives for foregoing or other reasons. Except as required under federal securities laws and the rules and regulations of the SEC, the Company does not have any intention or obligation to update or revise any forward-looking statements in this release, whether as a result of new information, future events, changes in assumptions or otherwise.